                                                                   EXHIBIT 99(f)

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                         DE CORDOVA FACILITY AGREEMENT

                          Dated as of December 1, 1989

                                    between

                        TEXAS UTILITIES ELECTRIC COMPANY

                                      and

                         THE CONNECTICUT NATIONAL BANK,
                                as Owner Trustee

--------------------------------------------------------------------------------

This De Cordova Facility Agreement has been executed in 20 original counterparts of which this is original counterpart number 3; only original counterpart number 1 constitutes chattel paper within the meaning of the Uniform Commercial Code; accordingly, any assignee of any rights of Owner Trustee under this De Cordova Facility Agreement cannot perfect a security interest in such rights without taking possession of original counterpart number 1.

================================================================================

          DE CORDOVA FACILITY AGREEMENT, dated as of December 1, 1989, between TEXAS UTILITIES ELECTRIC COMPANY, a corporation organized and operating under the laws of the State of Texas ("TU Electric"), and THE CONNECTICUT NATIONAL BANK, not in its individual capacity but solely as owner trustee under the Trust Agreement ("Owner Trustee") with PHILIP MORRIS CREDIT CORPORATION, dated as of
            -------------
December 1, 1988.

                                   RECITALS:
                                   --------

          A. TU Electric is a corporation engaged in the generation and transmission of electric power and energy for sale and distribution in the State of Texas.

          B. The De Cordova Facility is designed to burn either gas or oil as a primary fuel, and such gas or oil is expected to be commercially available in quantities sufficient to operate the De Cordova Facility for the Ground Lease Term.

          C. The Owner Trustee has acquired the De Cordova Facility and leased its interest therein to TU Electric pursuant to the Lease for the Lease Term and TU Electric has granted the De Cordova Ground Interest to the De Cordova Site to the Owner Trustee pursuant to the De Cordova Ground Lease.

          D. From and after the Lessor Possession Date and to and including the Ground Lease Termination Date for the De Cordova Facility, subject to the terms hereof, Owner Trustee desires to obtain the use of primary fuel and other raw materials, supplies and services, in each case to the extent required for the full use of the De Cordova Facility as electric generating units.

          E. Subject to the terms and provisions of this Agreement, TU Electric is willing to provide such services to permit such use and to provide such primary fuel, other raw materials and supplies and such benefits.

          NOW THEREFORE, in consideration of the premises and of other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          For the purposes hereof, capitalized terms used herein shall have the meanings assigned to them in Appendix A hereto. References in this Agreement to Sections, subsections, Articles and paragraphs are to Sections, subsections, Articles and paragraphs in this Agreement unless otherwise indicated.

                                   ARTICLE II

                       OPERATION, SERVICES AND ASSIGNMENT

          SECTION 2.1.  Operation and Approvals. Commencing on the Effective
                        -----------------------
Date and at all times during the term of this Agreement, TU Electric, at the cost and expense of the Owner Trustee, shall operate the De Cordova Facility, or cause the De Cordova Facility to be operated, in accordance with Section 2.4 hereof. In addition, at all times during the term of this Agreement, TU Electric, at the cost and expense of the Owner Trustee, shall obtain and maintain, or cause to be obtained and maintained, in full force and effect all Governmental Actions necessary or desirable with respect to the operation of the De Cordova Facility, unless such Governmental Actions cannot be obtained or maintained by reasons beyond the control of TU Electric.

          SECTION 2.2.  Maintenance. TU Electric, at the cost and expense of the
                        -----------
Owner Trustee, shall at all times on and after the Effective Date during the term of this Agreement maintain, service and repair the De Cordova Facility and the De Cordova Site or cause the same to be maintained, serviced and repaired, in accordance with Section 2.4 hereof.

          SECTION 2.3.  Furnishing of Utility Services. TU Electric hereby
                        ------------------------------
covenants and agrees that at all times during the term of this Agreement it will deliver, provide and make available, or cause to be delivered, provided and made available, at the De Cordova Site (i) sufficient amounts of readily available water, electric energy and power for the operation and maintenance of the De Cordova Facility and the De Cordova Site as it relates to the De Cordova Ground Interest; (ii) sufficient waste disposal services to dispose of all waste material from the De Cordova Facility; (iii) access to high and low-pressure water systems and other fire protection systems necessary to extinguish fires occurring in or proximate to the De Cordova Facility; (iv) such other ancillary rights, services, goods (including spare parts) and materials as may be necessary or desirable from time to time to permit the operation and maintenance of the De Cordova Facility in compliance with applicable law and at its intended operating capacity and (v) to the extent then commercially obtainable, gas and/or oil or such alternative fuel as the De Cordova Facility shall have been converted to use at the time (it being understood that prior to any such conversion, TU Electric shall reasonably believe that such alternative fuel is then commercially obtainable), in sufficient amounts to operate the De Cordova Facility at its intended operating capacity (collectively, the "Utility Services"). TU Electric further covenants and agrees that at all times during the term of this Agreement, TU Electric shall maintain or cause to be maintained such equipment and facilities at the De Cordova Site in addition to the De Cordova Facility as shall be necessary or desirable in order to provide the Utility Services to the extent reasonably possible on a continuous and uninterrupted basis, consistent with Prudent Utility Practice. The Owner Trustee shall make payment to TU Electric in respect of the Utility Services and those expenses incurred which are expressly provided herein to be for the account of the Owner Trustee, pursuant to this Agreement in an amount and on terms that fully compensate TU Electric for its costs, including a reasonable return on investment, which payments shall be made at such times and in such manner as shall be agreed upon by the Owner Trustee and TU Electric (but in no event more frequently than monthly), or, absent agreement among such parties, as such costs may be approved by the regulatory agency having jurisdiction over such charges.

          SECTION 2.4.  Performance of Article II Obligations. The obligations
                        -------------------------------------
of TU Electric under this Article II shall be performed (i) in accordance with all applicable Governmental Actions and Governmental Rules, except to the extent being contested in good faith by appropriate proceedings, so long as such failure of compliance cannot result in any material danger of the sale, forfeiture or loss of any part of the De Cordova Facility or the De Cordova Site as it relates to the De Cordova Ground Interest or subject any of the foregoing to any Lien, other than Permitted Interest Liens or Permitted Project Liens, or materially interfere with the intended operation or use or disposition of any of the foregoing, title thereto or any interest therein, (ii) so that the De Cordova Facility is maintained in good operating condition, ordinary wear and tear excepted, (iii) so that the De Cordova Facility continues to have the capacity and functional ability to perform, on a continuous basis (subject to normal interruption in the ordinary course of business for maintenance, service, repair and testing), in commercial operation, in accordance with the functions for which it was specifically designed and taking into account manufacturers' recommended practices and standards, (iv) in all material respects in accordance with any insurance policies maintained pursuant to reasonable industry standards at the time, (v) at least in accordance with the same standards TU Electric applies to other facilities of similar nature owned, leased or operated by TU Electric, and (vi) in accordance with Prudent Utility Practice.

                                  ARTICLE III

                       TRANSMISSION OF POWER AND ENERGY

          SECTION 3.1.  Wheeling Service. TU Electric, upon the request of Owner
                        ----------------
Trustee, shall wheel, and shall otherwise make available wheeling transmission service, in accordance with this Agreement (the "Wheeling Service"), for the Owner Trustee, all Power and Energy generated by the De Cordova Facility in accordance with the normal practices of TU Electric for such wheeling service (which shall be provided on a nondiscriminatory basis, as compared with similar wheeling service provided by TU Electric to other wheeling customers from time to time) at the time over transmission facilities of TU Electric from the De Cordova Facility to Points of Interconnection with transmission facilities owned by other utilities, provided, however, that TU Electric shall be obligated to
                    --------  -------
provide such Wheeling Service only if TU Electric can do so on a commercially reasonable basis and the provision of such Wheeling Service does not cause TU Electric to become subject to (i) jurisdiction of the Federal Energy Regulatory Commission as a public utility under the Federal Power Act, or (ii) any additional regulatory burdens which materially adversely affect the business or operations of TU Electric. It is understood and agreed that, if Wheeling Services were to be provided on the date of the execution and delivery of this Agreement, the foregoing clauses (i) and (ii) of the proviso to the next preceding sentence would limit such Wheeling Services to Points of Interconnection with transmission facilities owned by other utilities in control areas of the Electric Reliability Council of Texas ("ERCOT").

          SECTION 3.2.  Delivery Voltages. Energy wheeled by TU Electric
                        -----------------
hereunder shall be delivered (i) in a manner consistent with the operating characteristics of the De Cordova Facility and the transmission facilities of TU Electric, or (ii) as shall be agreed to by TU Electric and the Owner Trustee.

          SECTION 3.3.  Determination of Wheeling Compensation. Wheeling costs
                        --------------------------------------
("Wheeling Compensation") shall be paid to TU Electric on terms that fully compensate TU Electric for its costs, determined from time to time on a basis no less favorable to the Owner Trustee than the basis for determining the charges for similar transmission service by TU Electric for its other wheeling customers at the time of the provision of such service, including a reasonable return on investment, subject to approval by the regulatory agency having jurisdiction over such charges.

          SECTION 3.4.  Limitations on TU Electric's Duty to Schedule, Transfer
                        -------------------------------------------------------
or Wheel Power and Energy. TU Electric shall use reasonable diligence in
-------------------------
accordance with Prudent Utility Practice to prevent and minimize the interruption of the Wheeling

Service and to schedule, transfer or wheel Power and Energy from the De Cordova Facility subject to:

          a)   The provisions of Section 3.1 and Article V hereof;

          b) Payment of Wheeling Compensation to TU Electric for the Wheeling Service, including payment for line losses on TU Electric's transmission system caused by the transfer of Power and Energy and payment for any scheduling services provided by TU Electric for the Owner Trustee;

          c) Sufficient transmission capacity on TU Electric's transmission system to permit the safe and reliable transmission of Power and Energy;

          d) Notification by any third party having transmission facilities impacted by the scheduling, transfer or wheeling of Power and Energy that there is insufficient transmission capacity on such third party's transmission system to permit the safe and reliable transmission of Power and Energy;

          e) An electrical system emergency which affects or will affect the ability to maintain safe, adequate and continuous electric service; and

          f) Any irregularities, forced outages, interruptions or curtailments, outages for construction and maintenance, orders or restraints of law and public authorities, or other cause(s) reasonably beyond TU Electric's control.

          During periods of curtailment, TU Electric will diligently provide Wheeling Service to the Owner Trustee (which shall be provided on a non-discriminatory basis, as compared with similar wheeling services provided by TU Electric to other wheeling customers from time to time) to the extent possible without interfering with TU Electric's obligation to provide service to its customers.

          SECTION 3.5.   Term. The Wheeling Service to be supplied hereunder
                         ----
shall commence on the Effective Date and shall continue through the term of this Agreement, unless otherwise agreed in writing with respect to any period by TU Electric and the Owner Trustee.

          SECTION 3.6.   Parties' Rights and Obligations. The obligation of TU
                         -------------------------------
Electric hereunder is to wheel for the Owner Trustee, on the terms and conditions herein set forth, Power and

Energy derived from the De Cordova Facility in consideration of the payment of Wheeling Compensation. Nothing in this Agreement is intended to give the Owner Trustee (i) any right or interest in any transmission facilities owned by TU Electric, or (ii) any right to delivery of Power and Energy other than Power and Energy derived from the De Cordova Facility. Nothing in this Agreement is intended to obligate TU Electric to sell Power and Energy to any customers of the Owner Trustee or of TU Electric.

          SECTION 3.7.   Third Party Transmission Service. At the request of the
                         --------------------------------
Owner Trustee, TU Electric (to the extent it is able to do so) shall be responsible for making all necessary arrangements with all third parties that are impacted by the transfer of Power and Energy generated from the De Cordova Facility provided, that, the Owner Trustee shall be solely responsible for
         --------
paying the compensation and charges ultimately determined to be payable by the Owner Trustee and such third parties. Under no circumstances shall TU Electric be responsible for the payment of any compensation or charge to such third parties.

                                   ARTICLE IV

                                    PAYMENT

          Prior to the Effective Date, the Owner Trustee shall have no obligation whatsoever to make any payments hereunder. In addition, TU Electric shall not be entitled to any payment in respect of any Utility Services or any Wheeling Services or other service provided or expense incurred hereunder during such time as there shall have occurred and be continuing a Lease Event of Default. Upon curing any such Lease Event of Default, and so long as no other Lease Event of Default shall have occurred and then be continuing, TU Electric shall be entitled to all payments withheld upon such Lease Event of Default, less any costs or damages incurred by the Owner Trustee as a result of such Lease Event of Default.

                                   ARTICLE V

                                 FORCE MAJEURE

          The provisions of this Agreement are subject to the following limitations: if by reason of an act of God, fire, flood, explosion, earthquake, strike, sabotage, pestilence, an act of the public enemy, civil or military authority (including court orders, injunctions and orders of government agencies of competent jurisdiction prohibiting (or the failure of any such government agencies to issue orders permitting) acts necessary to the performance under a relevant agreement or permitting any such act only subject to unreasonable conditions), insurrection or riot, an act of the elements, or inability to obtain or ship materials, equipment or fuel because of the effect of similar causes on suppliers or carriers or any other cause or event not reasonably within its control, TU Electric is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, TU Electric shall not be deemed to be in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. TU Electric shall make reasonable effort to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of TU Electric, and TU Electric shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of TU Electric unfavorable to TU Electric. Notwithstanding any other provision of this Agreement to the contrary, however, TU Electric shall not be excused from performance of any obligation hereunder by reason of Force Majeure unless it shall, within 30 days after the beginning of any such period of forced delay, have first notified the Owner Trustee in writing.

                                   ARTICLE VI

                                   INDEMNITY

          Each party hereto (an "Indemnitor") agrees to indemnify and hold the other party hereto and their respective Affiliates, officers, employees, agents and invitees, free and harmless from any Claims (other than with respect to consequential damages), arising out of, or in any way relating to, such Indemnitor's gross negligent act or willful misconduct with respect to the execution and performance of this Agreement, except in any case as a result of the negligence or bad faith of the party otherwise to be indemnified.

                                  ARTICLE VII

                                 MISCELLANEOUS

          SECTION 7.1.   Effective Date; Term. This Agreement shall be binding
                         --------------------
on the parties hereto from and after the De Cordova Funding Date but the provisions of Articles II, III and IV hereof shall only become operative on and after the Lessor Possession Date for the De Cordova Facility (the "Effective Date"), but without in any way affecting the respective rights and obligations of TU Electric and the Owner Trustee under the terms of the Lease. Nothing herein contained shall be construed as requiring TU Electric or the Owner Trustee to take any action in violation of, or to prevent TU Electric or the Owner Trustee from exercising any of their respective rights under, the Lease.

Prior to the Lease Termination Date for the De Cordova Facility, the duties, responsibilities and rights of TU Electric in respect of the De Cordova Facility shall be governed exclusively by the terms of the Lease. The term of this Agreement shall be coextensive with the term of the De Cordova Ground Lease.

          SECTION 7.2.   Regulatory Authorities. The parties, in their
                         ----------------------
performance of their obligations hereunder, shall conform to all applicable Governmental Rules and Governmental Actions.

          SECTION 7.3.   Accounting and Reports. TU Electric shall at all times
                         ----------------------
maintain, or cause to be maintained, books of account containing detailed entries of all expenditures relating to the De Cordova Facility. All accounting with respect to the De Cordova Facility shall be in accordance with the customary practices of the electric utility industry. Such books shall be made available to any of Owner Participant, Owner Trustee or their respective agents, employees and advisors upon 30 days' notice at the offices of TU Electric or the operator of the De Cordova Facility at all reasonable times for inspection, reproduction and audit.

          SECTION 7.4.   Notices. Unless otherwise specifically provided for
                         -------
herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be in writing and shall be given in person or by means of telex, telecopy, or other wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type) or mailed by first class mail, addressed as follows: (i) if to Owner Trustee, to The Connecticut National Bank, 777 Main Street, Hartford, Connecticut 06115,
Attention: Corporate Trust Administration, and (ii) if to TU Electric, to the Texas Utilities Electric Company, 2001 Bryan Tower, Dallas, Texas 75201,
Attention: Principal Financial Officer or in each case at such other address as such party shall from time to time designate in writing to such other party. All such communications shall be effective on the date of receipt (or when proffered, if receipt is not accepted) (in the case of any such notice sent by hand, by courier service, by registered or certified mail or by any other means requiring receipt of delivery, the receipt therefor, executed on behalf of the recipient at the recipient's address, shall be conclusive evidence of receipt thereof on the date indicated on such receipt).

          SECTION 7.5.   Nature of Obligations. Nothing herein contained shall
                         ---------------------
be construed to create an association, joint venture or partnership, or impose a partnership duty, obligation or liability on or with regard to any of the parties. No party shall have the right or authority to bind another party without its express written consent, except as may be expressly provided in this Agreement or other agreements contemplated hereby. Nothing herein contained shall be construed to limit any right to which a party may otherwise be entitled under law or equity.

          SECTION 7.6.   Successor and Assigns. This Agreement shall be binding
                         ---------------------
upon and inure to the benefit of TU Electric and Owner Trustee and their respective successors and assigns; provided, however, that TU Electric shall not
                                   --------  -------
assign its rights or delegate its duties hereunder, or any part thereof, without the prior written consent of the Owner Trustee which consent shall not be unreasonably withheld. The terms and provisions contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and shall not be construed to confer any right or to avail any remedy to any other Person.

          SECTION 7.7.   Successor Owner Trustees. Each time a successor Owner
                         ------------------------
Trustee is appointed in accordance with the terms of the Trust Agreement, such successor Owner Trustee shall, without further act, succeed to all rights, duties, immunities and obligations of the predecessor Owner Trustee hereunder and the predecessor Owner Trustee shall be released from all further duties and obligations hereunder, all without the necessity of any consent or approval by TU Electric and without in any way altering the terms of this Agreement or the rights or obligations of Owner Trustee hereunder. TU Electric shall at its own expense or, after the Effective Date, at the expense of the Owner Trustee, upon receipt of written notice of the appointment of a successor Owner Trustee under the Trust Agreement, promptly make such modifications and changes to reflect such appointment as shall be reasonably requested by such successor Owner Trustee in any insurance policies, schedules, certificates and other instruments relating to the De Cordova Facility or this Agreement all in form and substance satisfactory to such successor Owner Trustee.

          SECTION 7.8.   Consent to Assignment for SecuritY Purposes. In order
                         ---------------------------------- --------
to secure the indebtedness evidenced by the Bonds and certain other obligations as provided in the Indenture, the Indenture provides, among other things, for the assignment by Owner Trustee to Indenture Trustee of its right, title and interest in, to and under this Agreement, to the extent set forth in the Indenture, and for the creation of a mortgage lien on and security interest in the De Cordova Facility in favor of Indenture Trustee. TU Electric hereby consents to such assignment and to the creation of such mortgage lien and security interest, consents to the terms and provisions thereof and (a) acknowledges that such assignment, mortgage and security interest provide for the exercise by Indenture Trustee of all rights of Owner. Trustee hereunder to give any consents, approvals, waivers, notices or the like, to make any elections, demands or the like or to take any other discretionary action hereunder, except as specifically set forth in the Indenture, and (b) agrees that, to the extent provided in the Indenture, Indenture Trustee shall have all the rights of Owner Trustee hereunder as if Indenture Trustee had originally been named as a party hereto (every reference herein to Owner Trustee being read to mean, except where the context otherwise requires, Indenture Trustee). TU Electric will furnish to Indenture Trustee counterparts of all notices, certificates, opinions or other documents of any kind required to be delivered hereunder by TU Electric to Owner Trustee. Notwithstanding the foregoing, Indenture Trustee shall have no liability under this Agreement except to the extent set forth in the Indenture and the Participation Agreement. The original counterpart number 1 of this Agreement shall be the TU Electric "Original" of this Agreement. To the extent that this Agreement constitutes chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest in this Agreement may be created through the transfer or possession of any counterpart other than the "Original."

          SECTION 7.9.   Survival of Obligations. Except as otherwise provided
                         -----------------------
herein, TU Electric hereby agrees that no dispute with Owner Trustee and no default by Owner Trustee in the performance of any of its obligations under this Agreement or any of the Operative Documents shall give TU Electric the right to discontinue the performance of its obligations under this Agreement, provided that this Section 7.9 shall not be construed so as to deprive TU Electric of any remedy available to it at law or equity.

          SECTION 7.10.  Amendments; Severability. This Agreement may not be
                         ------------------------
amended, modified or otherwise altered in any manner except in writing signed by TU Electric and Owner Trustee. In the event that any provision in this Agreement is declared illegal or no longer in force by reason of any judgment or order issued by a court or regulatory body of competent jurisdiction, all remaining provisions of this Agreement not affected by such judgment or order shall continue in full force and effect.

          SECTION 7.11.  Counterparts. This Agreement may be executed in any
                         ------------
number of counterparts. All such counterparts shall be deemed originals and shall constitute but one and the same instrument.

          SECTION 7.12.  GOVERNING LAW. THE INTERPRETATION OF THIS AGREEMENT AND
                         -------------
THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE LAWS OF THE STATE OF TEXAS, THE LAWS OF TEXAS ARE MANDATORILY APPLICABLE THERETO.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        TEXAS UTILITIES ELECTRIC COMPANY

                                        By: /s/ M. S. Greene
                                            ----------------------------
                                            Title: Vice President


                                        THE CONNECTICUT NATIONAL BANK,
                                         not in its individual capacity
                                         but solely as owner trustee under
                                         the Trust Agreement dated as of
                                         December 1, 1988

                                        By: /s/ Gilman N. Gauvin
                                            ----------------------------
                                            Title: Vice President

                                 ACKNOWLEDGMENT

State of Texas

County of Dallas

          This instrument was acknowledged before me on December 6, 1989, by
M. S. Greene, as Vice President of Texas Utilities Electric Company, a Texas corporation, on behalf of said corporation.


                                           /s/ Jo Macdowell
                                           -----------------------------------
                                           Jo Macdowell
                                           Notary Public, State of Texas


My commission expires:

      6/27/92

                                 ACKNOWLEDGMENT

State of Connecticut

County of Hartford

     This instrument was acknowledged before me on November 22, 1989, by Gilman N. Gauvin, as Vice President of The Connecticut National Bank, a national banking association, on behalf of said association.


                                           /s/ Debra A. Johnson
                                           -----------------------------------
                                           Debra A. Johnson
                                           Notary Public, State of Connecticut


My commission expires:

   March 31, 1990